Exhibit 99.1

NEWS RELEASE

HELMERICH & PAYNE, INC. / 1437 SOUTH BOULDER AVENUE / TULSA, OKLAHOMA

May 22, 2017

HELMERICH & PAYNE, INC.

ANNOUNCES ACQUISITION OF MOTIVE DRILLING TECHNOLOGIES, INC.

TULSA, Okla., May 22, 2017 (GLOBE NEWSWIRE) — Helmerich & Payne, Inc. (NYSE:HP) announced today it has entered into an agreement to acquire MOTIVE Drilling Technologies, Inc. (“MOTIVE”) for $75 million payable at closing and up to an additional $25 million in potential earnout payments based on future performance during the next few years.  The transaction is pending and is expected to close in June 2017.

MOTIVE’s proprietary Bit Guidance System is the industry leader in the use of cognitive computing to guide the directional drilling process. This algorithm-driven system considers the total economic consequences of directional drilling decisions and has proven to consistently lower drilling costs through more efficient drilling and increase hydrocarbon production through smoother wellbores and more accurate well placement. MOTIVE was founded in 2011 and will remain based in Dallas, Texas.

John Lindsay, Helmerich & Payne, Inc.’s President and CEO, stated, “Improving the directional drilling process has been an industry focus for some time given the value proposition of drilling wells more efficiently and with greater accuracy, resulting in a better quality wellbore. We believe MOTIVE’s directional drilling technology to be leading edge and high-potential for the industry and it has been successfully adopted by both E&P operators and directional drillers. Going forward, MOTIVE will continue to be available to all E&P operators and directional drilling service providers regardless of which drilling rig contractor is used.

“We have a strong and longstanding technology and innovation focus that has been an important part of our organization for many years. MOTIVE is an exciting example of that opportunistic approach.  We are very impressed with the people at MOTIVE and believe they will continue to advance this technology which would provide further benefits for the industry. We look forward to closing the transaction soon and supporting MOTIVE’s continued growth.”

Todd Benson, MOTIVE’s Chief Executive Officer, stated, “I am very pleased with the success we have had in developing our unique directional drilling technology which has been proven on more than 200 horizontal wells to date. Our team is excited about this transaction and view H&P

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May 22, 2017

as an ideal partner for the continued growth in adoption of our technology, particularly as we look to advance efficiencies, quality and safety through automation.”

“We are pleased to have launched MOTIVE within Hunt Energy Enterprises, and look forward to their successful expansion within the industry as a result of this transaction,” said Hunter Hunt, co-CEO of Hunt Consolidated, Inc. “We are also grateful for the subsequent financial and development support of our partners, Formation 8 and GE Ventures.”

Simmons & Company International, Energy Specialist of Piper Jaffray & Co., served as financial advisor to Helmerich & Payne, Inc.  Skadden, Arps, Slate, Meagher & Flom LLP and Vinson & Elkins LLP served as legal advisors to Helmerich & Payne, Inc.  Kastner Huggins Reddien Gravelle LLP served as legal advisors to MOTIVE.

About Helmerich & Payne, Inc.

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of May 22, 2017, the Company’s existing fleet includes 350 land rigs in the U.S., 38 international land rigs, and eight offshore platform rigs.  The Company’s global fleet has a total of 388 land rigs, including 373 AC drive FlexRigs.  For more information, please visit www.hpinc.com.

About Hunt Energy Enterprises

Hunt Energy Enterprises continues the legacy of Hunt’s entrepreneurship in energy by recognizing the opportunities and challenges of today’s energy environment. As such, Hunt Energy Enterprises has incubated several trendsetting technologies that leverage its operations and knowledge to create new energy companies and partnerships with entrepreneurs in both the conventional petroleum business and cleantech power. For more information, please visit http://www.huntenergyenterprises.com.

About GE Ventures

GE Ventures identifies, scales and accelerates ideas that will help make the world work better. Focused on the areas of software, advanced manufacturing, energy and health care, GE Ventures combines equity investing, new business creation, licensing and technology transfer to deliver an innovation platform designed to drive growth for partners and GE. For more information, visit http://www.geventures.com or follow on Twitter (@GE_Ventures) and LinkedIn.

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs and plans and

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May 22, 2017

objectives of management for future operations, are forward looking statements. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

Contact: Investor Relations
Investor.relations@hpinc.com
(918) 588-5190